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                     JOHN HANCOCK VARIABLE SERIES TRUST I

                               Revised May, 2000

                                CODE OF ETHICS
                            (Revised May 11, 2000)

                     JOHN HANCOCK VARIABLE SERIES TRUST I

      The conduct of each "Access Person" to the John Hancock Variable Series Trust I (the "Trust"), a registered investment company, is governed by one basic principle: the interests of investors in the Trust are paramount. In recognition of the applicable fiduciary principles, the personal interests of each "Access Person" must be subordinated to those of the investors. Thus, no Access Person may make personal use of information available by reason of his or her position with the Trust until after investment transactions of the Funds within the Trust' have been completed.

      Each investment opportunity which comes to the attention of any Access Person which is appropriate for consideration by the Trust must first be made available to the Trust before he or she can take any personal advantage of the opportunity. A conflict between the interest of an individual and that of the Trust can arise when the individual by reason of his or her position anticipates a portfolio transaction by the investing entity and places himself or herself in a position to profit by the Trust's action. A conflict can also arise when an individual who has an existing securities position in his or her personal account can benefit from the purchase, sale or retention of the same security by the Trust.

      The following requirements set forth below are designed to assist those individuals subject to this Code in their personal securities transactions by clearly specifying some, but not all, of the areas where personal transactions might raise questions of conflict with the best interests of investors in the Trust.

1. DEFINITIONS
   -----------

FOR PURPOSES OF THIS CODE OF ETHICS:

(a)  "Access Person" means any natural person who is:

     (S)  a trustee and/or officer of the Trust; and/or

     (S) a director or officer of the Trust's investment adviser, John Hancock Life Insurance Company("JHLICO") who, in the performance of his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Trust (excluding the Money Market Fund), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and/or

     (S) a director or officer of the Trust's principal underwriter, Signator Investors, Inc. who, in the performance of his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of a Covered Security by the Trust (excluding the Money Market Fund), or whose functions relate to the making of any recommendations with respect to such purchases or sales; and/or

     (S) any employee of JHLICO or the Trust (or any company in a control relationship to the Trust or JHLICO) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by any portfolio within the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and/or

     (S) deemed an Access Person by the Trust's compliance officer in accordance with section 6 of this Code of Ethics.

(b) "Beneficial Interest/Ownership" means any interest/ownership by which an Access Person or any member of his or her immediate family (relative by blood or marriage Or otherwise, living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Covered Security, obtain from such Covered Security benefits substantially similar to those of ownership or obtain title to the Covered Security now or in the future.

(c) "Covered Security" means a security as defined in section 2(a)(9) of the Investment Company Act of 1940, INCLUDING WITHOUT LIMITATION: equity and debt securities; derivative securities including options on and warrants to purchase equity or debt securities; shares of closed-end mutual funds; investments in unit investment trusts. Covered Security shall also include futures, swaps and other derivative contracts.

     Covered Security DOES NOT MEAN: direct obligations of the Government of the United States (regardless of their maturities); bankers' acceptances; bank certificates of deposit; commercial papers; high quality short-term debt, including repurchase agreements; shares of open-end mutual funds (open-end investment companies); and securities acquired as part of an automatic dividend reinvestment plan.

     Any questions regarding whether a security is a Covered Security should be directed to the Compliance Officer of the Trust.

(d) "Disinterested trustee" means a member of the Board of Trustees of the Trust who is not an "interested person" within the meaning of Section 2(a)(19) of the Investment Company Act of 1940. In essence, a disinterested trustee is a trustee not affiliated with JHLICO or the Trust except by reason of being a Trustee of the Trust.

(e) "Family member" or "family" means a trustee's, director's, officer's or employee's companion, spouse, or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the trustee, director or employee, or (iii) whose investments are controlled by the trustee, director, officer or employee. The term also includes any unrelated individual whose investments are controlled by and to whose financial support the trustee, director, officer or employee contributes.

(f) "Investment Personnel" means an Access Person who is an employee of the Trust or of JHLICO (or of any company in a control relationship to the Trust or to JHLICO) who, in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of Covered Security by the Trust (excluding the Money Market Fund).
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(g)  "Security Transaction of the Trust" means a Covered Security which (i)
     within the most recent 15 days, is or has been held by the Trust, or (ii) within the most recent 15 days, is being or has been considered by the Trust or its investment adviser for purchase by the Trust, or (iii) is an option to purchase or sell, or is a Covered Security convertible into or exchangeable for, a Covered Security described in (i) or (ii).

(h) "Sub-adviser's Access Person" means (i) a sub-adviser's officers, directors, or general partners (if any), or (ii) any employee of the sub-adviser (or any company in a control relationship with the sub-adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Security by a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales.


2.  PROHIBITED ACTIVITIES
    ---------------------

No Access Person, in connection with a Covered Security Transaction of the Trust, shall:

(a)  employ any device, scheme or artifice to defraud the Trust;
(b) make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;
(c) engage in any act practice or course of business that operates or would operate as a fraud or deceit on the Trust; or
(d)  engage in any manipulative practice with respect to the Trust.


3.  PRIOR APPROVAL OF ANY PRIVATE PLACEMENT ACQUISITION
    ---------------------------------------------------

Investment Personnel and their family members must not acquire any securities in a private placement without advance written approval from the Trust's Compliance Officer. In evaluating a request for approval, the Compliance Officer will consider whether the investment opportunity is appropriate for the Trust and whether the private placement is being offered because of the individual's access to the Trust. If approval is granted, the individual must disclose his or her investment if they play a part in the Trust's subsequent consideration of an investment in the issuer.
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4.  PRIOR APPROVAL OF INITIAL PUBLIC OFFERINGS
    ------------------------------------------

Investment Personnel and their family members must not acquire any securities in an initial public offering without advance written approval from the Trust's Compliance Officer. In evaluating a request for approval, the Compliance Officer will consider whether the investment opportunity is appropriate for the Trust and whether the initial public offering is being offered because of the individual's access to the Trust. If approval is granted, the individual must disclose his or her investment if they play a part in the Trust's subsequent consideration of an investment in the issuer.

5.  PROPRIETARY INFORMATION
    -----------------------

Investment Personnel have an obligation to share any proprietary information in their possession with the appropriate members of the investment staff prior to effecting a personal securities transaction on the basis of such information.

All written credit or company reports or analyses produced by members of the investment staff are also considered proprietary. This information should not be used for personal trading.

6.  DUTIES OF SUB-ADVISERS
    ----------------------

Each sub-adviser to the Trust (excluding a sub-adviser that provides services solely to the Money Market Fund) shall:

(a) provide a copy of its Code of Conduct and each amendment thereto to the Trust's Compliance Officer; and each such code or amendment shall be submitted to the Trustees for their approval. The Trustees will give such approval only if they (including a majority of disinterested Trustees) determine that the code (including any applicable amendments) (i) contains provisions reasonably necessary to prevent the Sub-adviser's Access Persons from engaging in any conduct that is prohibited by Rule 17j-1(b); (ii) provides for such Sub-adviser's Access Persons to make reports to at least the extent required in Rule 17j-1(d); (iii) requires the sub-advisers to institute appropriate procedures for review of these reports by management or compliance personnel (as contemplated by Rule 17j-1(d)(3)); (iv) provides for notification of the Sub-adviser's Access Persons in accordance with Rule 17j-1(d)(4); and (v) requires the Sub-adviser's Access Persons who are Investment Personnel to obtain the pre-clearances required by Rule 17j-1(e);

(b) provide periodic reports to the Trust's Compliance Officer, at such time and frequency as the Trust's Compliance Officer shall select, on compliance matters related to the sub-adviser's Code of Conduct. These reports shall include an annual report that specifically describes any issues concerning the Sub-adviser's Access Persons that have arisen under the sub-adviser's code since the last such report, including (but not limited to) information about material violations of its code or procedures by the Sub-adviser's Access Persons. These reports shall be furnished to and considered by the Trustees, together with such summary or analysis thereof as JHLICO believes the Trustees may find useful;
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(c)  provide written certification to the Trust's Compliance Officer no less frequently than annually, as well as at the time of any Trustee approval under 7(a) above, that it has adopted procedures in accordance with Rule 17j-1 under Investment Company Act of 1940, as amended, that are reasonably necessary to prevent any of the Sub-adviser's Access Persons from violating any provisions of its Code of Conduct. These certifications shall be provided to and considered by the Trustees; and

(d) agree to maintain records in accordance with Section 18 and 19 of this Code of Ethics.

In the event a sub-adviser fails to comply with the requirements of this section 6, the Trust's Compliance Officer may deem directors, officers or employees of the sub-adviser to be Access Persons and/or Investment Personnel for purposes of this Code of Ethics.


7.  INITIAL REPORTS
    ---------------

Unless and to the extent exempted under section 11, each Access Person shall report the following information to the Trust's Compliance Officer no later than 10 days after he or she first becomes an Access Person:

(a) the title, number or shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
(b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Security were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
(c)  the date that the report is submitted by the Access Person


8.  QUARTERLY REPORTS
    -----------------

Unless and to the extent exempted under section 10, each Access Person shall report the following information to the Trust's Compliance Officer no later than 10 days after the end of each calendar quarter with respect to Covered Security transactions and accounts established by the Access Person or any family member during the quarter:

(a) the date of each Covered Security transaction, the title, the interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
(b) the nature of each Covered Security transaction (i.e. purchase, sale or any other type of acquisition or disposition);
(c)  the price at which each Covered Security transaction was effected;
(d) the name of the broker, dealer or bank with or through whom each Covered Security transaction was effected;
(e) the date of any account established by the Access Person in which any Covered Security were held during the quarter for the direct or indirect benefit of the Access Person;
(f) the name of the broker, dealer or bank with whom the Access Person established the account; and

(g)  the date that the report is submitted by the Access Person.
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9. ANNUAL HOLDING REPORTS
   ----------------------

Unless and to the extent exempted under section 10, each Access Person shall report the following information to the Trust's Compliance Officer (which information shall be current as of a date no more than 30 days before the report is submitted):

(a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
(b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Security are held for the direct or indirect benefit of the Access Person; and
(c)  the date that the report is submitted by the Access Person.

10.  EXEMPTIONS FROM REPORTING REQUIREMENTS
     --------------------------------------

Access Persons are exempted from the following reporting requirements under sections 7, 8, 9 of this Code:

(a) an initial holdings report under section 7 unless he or she first becomes an Access Person on or after March 1, 2000;
(b) quarterly reports under section 8 if (i) all the information in the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, investment adviser or principal underwriter within 10 days at the end of each calendar quarter to which it applies and (ii) in the case of information received by the investment adviser or principal underwriter, such information is promptly furnished to the Trust's Compliance Officer;
(c) any report with respect to transactions effected for, and Covered Security held in, any account over which he or she has no direct or indirect influence or control. Alternatively, any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Covered Security to which the report relates.
(d) if the Access Person is a disinterested trustee of the Trust who would be required to make a report solely by reason of being a Trustee, an initial report under section 7 and an annual holdings report under section 9 are not required, but a report of a transaction in a Covered Security under section 8 is required only if the trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Trust, should have known that, during the 15-day period immediately preceding the date of the transaction by the trustee, such Covered Security was purchased or sold by the Trust or was being considered for purchase or sale by its investment adviser or any sub-investment adviser;
(e) if the principal underwriter ceases to be an affiliated person of JHLICO or of the Trust, no report under section 7,8 or 9 will be required of any Access Person of the principal underwriter, unless the Access Person also serves as an officer, director, trustee or general partner to the Trust or any investment adviser of the Trust that is subject to this Code of Ethics;

(f) an Access Person of the Trust's investment adviser need not make a quarterly transaction report if (i) all the information in the report would duplicate information required to be reported by that investment adviser pursuant to Rule 204-2(a)(12) or (13) of the Investment Advisers Act of 1940 and (ii) such information is made available to the Trust's compliance officer.


11. NOTIFICATION OF REPORTING OBLIGATION AND REVIEW OF
    ---------------------------------------------------
    REPORTS
    -------

(a) The Trust's Compliance Officer shall, from time to time and upon due inquiry to JHLICO and Signator Investors, Inc., identify all Access Persons who are required to make reports and inform those Access Persons of their reporting obligation.

(b) The Trust's Compliance Officer shall, from time to time and with notice to JHLICO and Signator Investors, Inc., promulgate and implement appropriate procedures to review the reports submitted under sections 8, 9, and 10 and the information received under section 11, and shall immediately report any adverse findings to appropriate officers and directors of the Trust, JHLICO and Signator Investors, Inc.


12. REPORT OF BOARD, TRUSTEE OR LEADERSHIP POSITIONS IN
    ----------------------------------------------------
    COMPANIES ISSUING SECURITIES
    ----------------------------

All Investment Personnel must report promptly to the Compliance Officer any board, trustee or leadership position he or she may hold in a public, private or non-profit company which issues or plans to issue any security. The Compliance Officer will present the matter to the Trustees of the Trust or JHLICO's Chief Investment Officer, whichever is appropriate.

13. BLACKOUT PERIOD FOR FUND MANAGERS
    ---------------------------------

Investment Personnel who are Fund managers are prohibited from buying or selling any Covered Security within seven calendar days before or after a Fund which he or she manages trades in the same Covered Security. In the event of a violation of this provision through mistake or otherwise, any profit on the trade must be disgorged and contributed to charity. The names of any Fund managers subject to this provision will be submitted annually by the JHLICO Chief Investment Officer to the Compliance Officer and updated more frequently as needed.

14. PROHIBITED PURCHASES OR SALES
    -----------------------------

No person subject to this Code nor any family member shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(a)  is being considered for purchase or sale by the Trust; or
(b)  is being purchased or sold by the Trust.

15.  INSIDE INFORMATION
     ------------------

All officers and employees of the Trust and JHLCIO are subject to the John Hancock Inside Information Policy and Procedures.

16. AMENDMENT
    ---------

(a) No amendment to this Code of Ethics shall be effective unless the Trust's Board of Trustees has received certifications from the Trust's Compliance Officer, the Trust's investment adviser and the Trust's principal underwriter that they have each adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's or principal underwriter's code of ethics.
(b) A material change to this Code of Ethics must be approved by the Trust's Board of Trustees, including a majority of Trustees who are not interested persons, within six months after adoption of such change.

17. INTERPRETATION AND ENFORCEMENT
    ------------------------------

This Code of Ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of the investors in the Trust. Attention should be given to the spirit and intent of the Code as well as its specific provisions.

When any doubt exists regarding any provision of the Code or whether a conflict of interest might exist, the transaction should be discussed beforehand with the Trust's Compliance Officer.

The Code of Ethics is designed to detect and prevent fraud against investors, and to avoid the appearance of impropriety. To provide assurance that policies are effective, personal securities transaction reports will be monitored and checked against the Fund's and Accounts' portfolio transactions. Any deviations from the policies will be reported to the Compliance Officer. In addition, other internal auditing procedures may be adopted from time to time.

Violations of the Code will be referred by the Trust's Compliance Officer to JHLICO's General Counsel for review and appropriate action. Sanctions for violations could include fines, suspension, letter of reprimand or termination of the violator's position and/or a report to the appropriate regulatory authority.

18. JHLICO'S MAINTENANCE OF RECORDS
    -------------------------------

As part of the Trust's records, JHLICO shall maintain the following:

a. a copy of each Code of Ethics of the Trust and each sub-adviser's Code of Conduct and (any amendments thereto) that has been approved by the Trustees at any time within the most recent five years, all of which shall be maintained in an easily accessible place;

b. a copy of each report furnished to the Trustees concerning the Trust's Code of Ethics or any sub-adviser's Code of Conduct, which copies shall be maintained for five years, the first two of which shall be in an easily accessible place; and

c. all records required by Rule 17j-1(f)(1)(B), (C) and (D) and Rule 17j-1(f)(2) with respect to the Trust's Access Persons, which records shall be maintained for the periods and in the manner specified in those provisions of the Rule.

19. SUB-ADVISER'S RECORDS
    ---------------------

    Each sub-adviser shall maintain the following as part of the Trust's records pursuant to Section 6 of its sub-investment management agreement with the Trust (or shall deliver such records to JHLICO to be maintained as part of the Trust's records): all records required by Rule
    17j - 1(f)(1)(B), (C) and (D) and Rule 17j - 1(f)(2) with respect to the Sub-adviser's Access Persons, which records shall be maintained for the periods and in the manner specified in those provisions of the Rule.

20. RECORDS LOCATION
    ----------------

    The records required by Sections 18 and 19 above shall be maintained at the JHLICO and/or the sub-adviser's office, as the case may be, and made available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other inspection.




2/2000